KEELEY FUNDS, INC.
SECOND AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

     THIS SECOND AMENDMENT is made and entered into as of this ____ day of ____________, 2007 to the Fund Administration Servicing Agreement, dated October 1, 2006, as amended on August 15, 2007 (the “Fund Administration Servicing Agreement”) by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: John L. Keeley, Jr.	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit A
to the Keeley Funds, Inc.
Fund Administration Servicing Agreement

Fund Names

Name of Series	Date Added

KEELEY Small Cap Value Fund	[________]

KEELEY Small-Mid Cap Value Fund	8-15-2007

KEELEY Mid Cap Value Fund	8-15-2005

KEELEY All Cap Value Fund	6-14-2006